As filed with the Securities and Exchange Commission on June 29, 2012
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

HIBBETT SPORTS, INC.
(Exact name of registrant as specified in its charter)

Delaware	20-8159608
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

451 Industrial Lane
Birmingham, Alabama	35211
(Address of Principal Executive Offices)	(Zip Code)

2012 NON-EMPLOYEE DIRECTOR EQUITY PLAN
(Full title of the plan)

Jeffry O. Rosenthal
Chief Executive Officer and President
Hibbett Sports, Inc.
451 Industrial Lane
Birmingham, Alabama 35211
(Name and address of agent for service)

(205) 942-4292
(Telephone number, including area code, of agent for service)
___________

Indicate by check mark whether the registration is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.
Large accelerated filer  ☒                                                                                                  Accelerated filer  □
Non-accelerated filer  □  (Do not check if a smaller reporting company)                    Smaller reporting company  □
___________

 CALCULATION OF REGISTRATION FEE
Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee
Common Stock, $0.01 par value	500,000	$56.59	$28,295,000	$3,242.61

(1)
The amount of Common Stock registered hereunder shall be deemed to include any additional shares issuable as a result of any stock split, stock dividend or other change in the capitalization of the Registrant.

(2)	Pursuant to Rule 457(h), the registration fee is based on the average of the high ($57.13) and low ($56.05) prices reported on the Nasdaq Global Select Market on June 22, 2012.

EXPLANATORY NOTE

Hibbett  Sports, Inc. (Company) hereby files this Registration Statement on Form S-8 with the Commission to register 500,000 shares of Common Stock, $.01 par value, offered or to be offered to eligible directors under the 2012 Non-Employee Director Equity Plan (Plan) of the Company, from time to time at prices determined by the Company’s Board of Directors in accordance with the Plan. This Registration Statement also covers such indeterminate number of additional shares which may be offered and issued pursuant to the Plan to prevent dilution resulting from stock splits, stock dividends, recapitalizations or similar transactions.
Under the terms of the Plan, shares of Common Stock formerly available for issuance under the Company’s 2006 Non-Employee Director Equity Plan, as amended (which has been terminated) will not be available for issuance under the Plan.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed with the Securities and Exchange Commission (the “Commission”) by the Company pursuant to the Exchange Act are incorporated by reference herein:

(a)	The Registrant’s Annual Report on Form 10-K for fiscal year ended January 28, 2012, filed March 26, 2012;

(b)	The Registrant’s Current Reports on Form 8-K, filed with the Commission on January 30, 2012, March 9, 2012, May 18, 2012, May 31, 2012 and June 8, 2012;

(c)	The Registrant’s Quarterly Report on Forms 10-Q for the period ended April 28, 2012, filed June 1, 2012 (other than the portions of those documents furnished or not otherwise deemed to be filed);

(d)
All documents filed with the Commission by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold; and

(e)
The description of the Registrant’s Common Stock is incorporated by reference from Exhibit 99.2 to the Registrant’s Current Report on Form 8-K filed on September 26, 2007, which updates the description of the Predecessor Registrant’s Common Stock contained in the Registration Statement on Form 8-A filed pursuant to Section 12 of the Exchange Act on October 20, 1997.

Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.  See Item 3(e) above.

Item 5.	Interests of Named Experts and Counsel.

Williams Mullen, counsel to the Registrant, has rendered its opinion that the Common Stock, when issued pursuant to the terms and conditions of the Company’s 2012 Non-Employee Director Equity Plan, will be validly issued, fully paid and non-assessable.  Such counsel does not have a substantial interest in or connection with the Registrant or its subsidiaries requiring disclosure herein. Attorneys employed by the firm did not beneficially own any shares of the Registrant’s Common Stock as of June 22, 2012.

Item 6.	Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits a Delaware corporation to indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed legal action, suit or proceedings, whether civil, criminal administrative or investigative (other than action by or in the right of such corporation), by reason of the fact that such person was an officer or director of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise.  The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided that such officer or director acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests, and, for criminal proceedings, had no reasonable cause to believe that his or her conduct was illegal.  A Delaware corporation may indemnify officers and directors in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation in the performance of his or her duty.  Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him or her against the expenses that such officer or director actually and reasonably incurred.

The Bylaws of the Registrant contain provisions indemnifying the directors and officers of the Registrant against expenses and liabilities incurred in legal proceedings and authorizing the Board of Directors to advance and reimburse expenses to the fullest extent permitted by Delaware law. In addition, the Certificate of Incorporation eliminates the personal liability of directors to the Registrant or its shareholders for monetary damages for breach of fiduciary duty to the full extent permitted by Delaware law.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this Registration Statement are listed in the Index to Exhibits, which immediately follows the signature pages hereto.

Item 9.	Undertakings.

The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the Registration Statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Birmingham, State of Alabama, on this 29th day of June 2012.

HIBBETT SPORTS, INC.

By:	/s/ Gary A. Smith
Gary A. Smith
Senior Vice President and Chief Financial Officer

POWER OF ATTORNEY

Each of the undersigned hereby appoints each of Jeffry O. Rosenthal and Elaine V. Rodgers as attorney-in-fact and agent for the undersigned, with full power of substitution, for and in the name, place and stead of the undersigned, to sign and file with the Securities and Exchange Commission under the Securities Act of 1933, as amended, any and all amendments (including post-effective amendments) to this Registration Statement and any and all applications, instruments and other documents to be filed with the Securities and Exchange Commission pertaining to the registration of securities covered hereby, with full power and authority to do and perform any and all acts and things as may be necessary or desirable in furtherance of such registration.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Jeffry O. Rosenthal	Chief Executive Officer and	June 29, 2012
Jeffry O. Rosenthal	President (Principal Executive Officer)

/s/ Gary A. Smith	Chief Financial Officer	June 29, 2012
Gary A. Smith	and Senior Vice President (Principal Financial Officer and Chief Accounting Officer)

/s/ Michael J. Newsome	Executive Chairman of the Board	June 29, 2012
Michael J. Newsome

/s/ Alton E. Yother	Lead Director	June 29, 2012
Alton E. Yother

/s/ Jane F. Aggers	Director	June 29, 2012
Jane F. Aggers

/s/ Anthony F. Crudele	Director	June 29, 2012
Anthony F. Crudele

/s/ Terrance G. Finley	Director	June 29, 2012
Terrance G. Finley

/s/ Albert C. Johnson	Director	June 29, 2012
Albert C. Johnson

/s/ Carl Kirkland	Director	June 29, 2012
Carl Kirkland

/s/ Ralph T. Parks	Director	June 29, 2012
Ralph T. Parks

/s/ Thomas A. Saunders III	Director	June 29, 2012
Thomas A. Saunders III

INDEX OF EXHIBITS

Exhibit Number	Description

*3.1	Certificate of Incorporation of the Registrant, attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on May 31, 2012.
*3.2	Bylaws of the Registrant, as amended; incorporated herein by reference to Exhibit 3.2 of the Registrant’s Form 8-K filed with the Securities and Exchange Commission on May 31, 2012.
*4.1	Form of Common Stock Certificate, attached as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on September 26, 2007.
**10.1	Hibbett Sports, Inc. 2012 Non-Employee Director Equity Plan.
**5.1	Opinion of Williams Mullen.
**23.1	Consent of Independent Registered Public Accounting Firm.
**23.2	Consent of Williams Mullen (included in Exhibit 5.1).
**24.1	Powers of Attorney (included on Signature Page)

*	Previously filed.

**	Filed herewith.